Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Reports First Quarter Fiscal 2005 Results

•	Pro Forma Net Earnings Increase to $0.32 Per Diluted Share

•	Net Earnings Increase to $0.29 per Diluted Share

•	Comparable Store Net Sales Increase 5.2%

•	Services Sales Increase 24.1%

SAN DIEGO—May 25, 2005—PETCO Animal Supplies, Inc. (NASDAQ: PETCE) today reported financial results for the first quarter ended April 30, 2005. The Company also provided financial guidance for the second quarter and full fiscal year 2005.

First Quarter Results

Net sales in the first quarter of 2005 were $479.6 million with a comparable store net sales increase of 5.2%. The comparable store net sales increase in the period comes on top of a 6.3% increase in the prior year’s first quarter. Overall, net sales increased 12.6% over the first quarter of fiscal 2004.

Net earnings for the first quarter increased to $17.2 million, or $0.29 per diluted share. This included an after-tax charge of $1.5 million, or $0.03 per diluted share, for debt retirement costs associated with the repurchase of $14.7 million of the Company’s 10.75% senior subordinated notes during the quarter. These results compared to net earnings of $15.8 million, or $0.27 per diluted share, in the prior year first quarter.

Excluding the debt retirement costs, pro forma net earnings for the first quarter of 2005 increased 18.8% to $18.7 million, or $0.32 per diluted share, compared to net earnings for the first quarter of fiscal 2004 of $15.8 million, or $0.27 per diluted share.

“The comparable store sales increase of 5.2% in the first quarter extends our record of strong comp sales increases to 49 consecutive quarters of 4.6% or greater,” commented PETCO’s Chairman, Brian K. Devine.

“We are excited about the strength of services in the first quarter, with services sales increasing 24.1%. Our service offerings are designed to meet the needs and exceed the expectations of our best customers and further differentiate PETCO as a leader in the pet industry,” commented PETCO’s Chief Executive Officer, James M. Myers.

Gross Profit and Operating Margins

Gross profit margin was 33.8% for the first quarter of fiscal 2005. Initial gross margin improved 40 basis points as a percentage of sales from the continued change in mix from lower margin pet food to higher margin categories. Occupancy costs as a percentage of sales increased 20 basis points as a result of a larger number of new store openings and higher store closing costs, as well as from the effect of the recent lease accounting clarification by the SEC. Distribution related costs increased 70 basis points as a percentage of sales primarily due to the Company’s initial entry into a number of new markets, such as South Florida, as well as more remote markets. Distribution expenses overall were further impacted by higher fuel costs. These higher distribution and occupancy costs resulted in an overall net decrease of 50 basis points in gross margin.

The Company realized 40 basis points of leverage in selling, general and administrative expenses primarily through savings in personnel costs, store operations, and the planned timing of advertising. Included in selling, general and administrative expenses were higher pre-opening costs related to opening 15 more stores than in the prior-year period.

Overall, operating income increased 12% to $34.6 million, or 7.2% of net sales, in the first quarter of 2005.

Store Expansion Program

PETCO opened 34 new stores during the first quarter of fiscal 2005. The addition of 25 new stores during the period, net of relocations and closings, increased the Company’s store base to 741 locations. PETCO continued with its ongoing program to refresh its store base, completing the remodels of 15 stores to its Pisces format in the first quarter, and now has over 385 stores in its newer store formats.

“The addition of nearly 50 Pisces format stores made this quarter one of our most active store development periods. More than half of our store base is now in one of our newer, exciting store formats,” stated Mr. Myers.

In 2005, PETCO plans to advance its national presence by opening approximately 90 new stores, or approximately 70 new stores net of relocations and closings, while continuing with its strategic initiative of remodeling up to 50 existing stores.

The Company plans to open two additional regional distribution centers — one in Denver, CO and the other in Orlando, FL — later in fiscal 2005. These new facilities will be of similar size to the five existing regional distribution centers, using the same systems and infrastructure. The Company believes that the new facilities will help mitigate the rising costs in its Distribution Operation noted above.

Outlook

“There are several factors to be considered as part of our financial guidance for the second quarter and fiscal year 2005 including costs associated with the Distribution Operation; the continuing costs of the independent, external review of that Operation; investments in our remerchandising initiative; refinements to our marketing program; and the effects of the generally sluggish macro-economic environment,” commented Rodney Carter, PETCO’s Senior Vice President and Chief Financial Officer. “As a result, we are changing our earnings guidance range to reflect these factors.”

The Company currently expects a comparable store net sales increase of approximately 4% - 5% for the second quarter, and approximately 5% for the full year of fiscal 2005. Accordingly, the

Company expects earnings per diluted share in the range of $0.33 - $0.35 for the second quarter and pro forma net earnings of $1.66 - $1.72 per diluted share, which excludes the effects of the debt retirement costs noted above, for the full fiscal year 2005.

Filing of Fiscal 2004 Form 10-K and Certain Balance Sheet Data

The Company previously announced a delay in the filing of its 2004 Form 10-K pending the completion of its internal review into errors involving the under-accrual of expenses in the Company’s Distribution Operation. The Company expects to file its 2004 Form 10-K within the next couple of weeks; as such, a condensed consolidated balance sheet has not been presented in this release pending the filing of the Form 10-K. However, certain key balance sheet data as of the first quarter ended April 30, 2005 includes: cash and cash equivalents of $43.6 million, inventories of $171.6 million, and long-term debt of $184.3 million.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 740 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $23 million in support of more than 2,700 non-profit grassroots animal welfare organizations around the nation.

Forward Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the possibility that, in finalizing year-end processes, PETCO may determine that it had a significant deficiency or material weakness in internal control over financial reporting for fiscal 2004, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements or that other facts may come to the Company’s attention which may result in a restatement of the Company’s financial statements. These and other factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 4/30/2005	Quarter Ended 5/1/2004	Quarter Ended 4/30/2005	Quarter Ended 5/1/2004
Net sales	$479,594	$425,877	$479,594	$425,877
Cost of sales and occupancy costs	317,541	279,872	317,541	279,872

Gross profit	162,053	146,005	162,053	146,005

Selling, general and administrative expenses	127,431	115,077	127,431	115,077

Operating income	34,622	30,928	34,622	30,928

Interest expense, net	3,586	4,929	3,586	4,929
Debt retirement costs	2,447	—	—	—

Earnings before income taxes	28,589	25,999	31,036	25,999

Income taxes	11,350	10,242	12,321	10,242

Net earnings	$17,239	$15,757	$18,715	$15,757

Net earnings per common share, basic	$0.30	$0.27	$0.32	$0.27
Net earnings per common share, diluted	$0.29	$0.27	$0.32	$0.27

Basic weighted average number of common shares	57,706	57,471	57,706	57,471
Diluted weighted average number of common shares	58,713	58,450	58,713	58,450

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	Quarter Ended 4/30/2005	Quarter Ended 5/1/2004
Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$17,239	$15,757
Adjustments:
Debt retirement costs	2,447	—
Tax effect of adjustment	(971)	—

Pro forma net earnings	$18,715	$15,757

GAAP net earnings per common share, diluted	$0.29	$0.27
Pro forma net earnings per common share, diluted	$0.32	$0.27

Diluted weighted average number of shares (GAAP and Pro forma)	58,713	58,450